UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 16, 2026
Kaltura, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40644	20-8128326
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
860 Broadway
3rd Floor
New York, New York 10003
(Address of Principal Executive Offices) (Zip Code)

(646) 290-5445
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	KLTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 16, 2026, Kaltura, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ended December 31, 2025. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2026, the Board of Directors (the “Board”) of the Company increased the size of the Board from six to seven directors and appointed Greg Dracon as a Class I director of the Company, effective as of March 16, 2026 (the “Effective Date”).

Mr. Dracon, age 54, previously served as a member of the Company’s board of directors from January 2015 through February 2021. Since 2007, Mr. Dracon has served as a general partner at Point 406 Ventures, a venture capital firm, where he focuses on data and artificial intelligence investing and leads the firm’s cybersecurity practice. Previously,Mr. Draconwas a vice president at Core Capital Partners, where he concentrated on early-stage investments in infrastructure and cybersecurity companies, and spent almost 12 years in various operational and management roles within the high-tech industry. Mr. Dracon currently serves on a number of private company boards, as well as on the Massachusetts Governor’s Cybersecurity Strategy Council and The Dean’s Advisory Board for Penn State’s College of Information Sciences and Technology. Mr. Dracon received a Master of Business Administration from the Wharton School of the University of Pennsylvania in 2005 and a Bachelor of Science in Electrical Engineering from the Pennsylvania State University in 1994.

Mr. Dracon will participate in the Company’s Non-Employee Director Compensation Policy, including a $35,000 annual retainer for his service on the Board. On the Effective Date, Mr. Dracon received an award of restricted stock units with a grant date fair value of $180,000, pro-rated to reflect his actual period of service during the year following the Company’s 2025 annual meeting of stockholders (the “Initial Award”). The Initial Award will vest in full on the earlier of (i) the day immediately preceding the date of the first annual meeting of the Company’s stockholders following the grant date and (ii) the first anniversary of the grant date, subject to Mr. Dracon's continued service on the Board through the applicable vesting date.

In connection with his appointment, Mr. Dracon has entered into the Company’s standard indemnification agreement for directors and officers.

Item 8.01. Other Events.

On March 15, 2026, the Company entered into a definitive agreement to acquire PathFactory Holdings ULC, a company organized under the laws of the province of British Columbia (“PathFactory”), for cash consideration of approximately $22 million. The transaction is expected to close in the second quarter of 2026, subject to the satisfaction or waiver of customary closing conditions.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 16, 2026
e	Co
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALTURA, INC.

By:	/s/ Zvi Maayan
Name:	Zvi Maayan
Title:	General Counsel and Corporate Secretary

Date: March 16, 2026